Exhibit 99.2

OTHER INFORMATION

New Collective Bargaining Agreements

Stater Bros. Markets (“Markets”), a wholly-owned subsidiary of Stater Bros. Holdings Inc. (“Stater Bros.”), has entered into a new collective bargaining agreement with the United Food and Commercial Workers Union (the “UFCW”), which represents a substantial number of its stores’ hourly union employees. The new collective bargaining agreement became effective in March 2007 and is scheduled to expire in March 2010. The UFCW members voted to accept the new collective bargaining agreement on January 17, 2007. The new collective bargaining agreement establishes a single-tier pay scale for Markets’ employees based on each employee’s seniority and provides for gradual increases in hourly wages over a three-year period. These scheduled increases range from a $0.20 increase in hourly wages for clerks to a $3.00 increase in hourly wages for pharmacists. The new collective bargaining agreement also provides for increased contributions by Markets toward employee health and pension benefits but, at Markets’ option, it will reduce these contributions to match any contract terms relating to benefits negotiated between the UFCW and each of Stater Bros.’ three major competitors, Vons Companies Inc., Albertsons Inc., and Ralphs Grocery Co., which have not yet completed negotiating new collective bargaining agreements with the UFCW. The financial terms of the collective bargaining agreements with respect to matters other than benefits negotiated with each chain may be significantly different from each other and could create either a financial advantage or disadvantage for Stater Bros. as compared to its major competitors. Accordingly, Stater Bros. cannot presently determine the financial impact that the new collective bargaining agreement may have on its future operations.

The collective bargaining agreement of Santee Dairies, Inc. (“Santee”), a wholly-owned subsidiary of Stater Bros., with the International Brotherhood of Teamsters (the “Teamsters”), which represents approximately 300 dairy operating employees, was renewed in March 2004 and expired in March 2007. Santee has had preliminary discussions with the Teamsters and anticipates negotiating a new collective bargaining agreement with them that is acceptable to all parties. However, at this time, Stater Bros. does not know what form such an agreement may take, nor the financial impact that it may have on Stater Bros.’ future operations.

Santee also has a collective bargaining agreement with the International Union of Operating Engineers Local No. 501, which covers approximately 20 plant engineering and maintenance employees. The agreement is scheduled to expire on May 31, 2007, but will automatically renew each year thereafter for a period of one year, unless either party notifies the other party in writing 60 days prior to June 1 that it desires to amend, modify or terminate the agreement. Santee does not intend to send notice to the union that it desires to amend, modify or terminate the agreement. Santee has received verbal notice from the union that it desires to renegotiate the agreement.

Proposed New Credit Facilities

Markets is currently negotiating a proposed new senior unsecured revolving credit facility with Bank of America, N.A., as sole and exclusive administrative agent, and sole initial lender, consisting of a three-year revolving credit facility in a principal amount of up to $100.0 million, which is expected to replace Markets’ existing credit facility.

Santee is currently negotiating a proposed new revolving line of credit with Bank of America, N.A., as sole and exclusive administrative agent, and sole initial lender, consisting of a three-year revolving line of credit in a principal amount of up to $5.0 million, which is expected to replace Santee’s existing credit facility.

Super Rx, Inc. to Guarantee Existing Debt Securities

Stater Bros.’ 8.125% Senior Notes due June 15, 2012 (the “2012 Notes”) and Floating Rate Senior Notes due June 15, 2010 (the “Floating Rate Notes”) are guaranteed by Markets, Stater Bros. Development, Inc. and Santee. Prior to the issuance of Stater Bros.’ new notes, Super Rx, Inc. will also become a guarantor of the 2012 Notes and the Floating Rate Notes.

C. Dale Warman

C. Dale Warman, who had been a Director of Stater Bros. since 2000, passed away in March 2007.